Exhibit 99.1

Tofutti Press Release

Company Contact:              Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

Tofutti Brands Inc. Receives Approval from NYSE Regulation, Inc.of Compliance Plan

Cranford, New Jersey  -- June 25, 2015 -- TOFUTTI BRANDS INC. (NYSE MKT Symbol: TOF) (“Tofutti” or the “Company”) today announced the receipt of a notice from NYSE Regulation, Inc. that NYSE Regulation, Inc. has granted the Company an extension until October 1, 2016 to regain compliance with the continued listing standards of the NYSE MKT.

The Company had received notice on April 1, 2015 from the NYSE MKT informing the Company that it was not in compliance with Section 1003(a)(ii) of the NYSE MKT Company Guide because it reported stockholders’ equity of $2.6 million as of December 27, 2014 and had net losses in three out of its four most recent fiscal years ended December 27, 2014. The Company was afforded the opportunity to submit a plan to NYSE Regulation, Inc. to regain compliance and, on April 28, 2015, presented its compliance plan to NYSE Regulation, Inc. and supplemented such plan on June 12, 2015.

On June 23, 2015, NYSE Regulation, Inc. notified the Company that it accepted the Company’s plan of compliance and granted the Company an extension to regain compliance with the continued listing standards of the Company Guide until October 1, 2016.  The Company will be subject to periodic review by the staff of NYSE Regulation, Inc. during the extension period.  Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the NYSE MKT.

About Tofutti Brands Inc.

Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of dairy-free products.  The Company sells more than 80 milk-free foods including frozen desserts, cheese products and prepared frozen dishes throughout the United States and in more than 30 countries. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods.   Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti's product line includes dairy-free ice cream pints, Tofutti Cutie® sandwiches and novelty bars.  Tofutti also has a growing array of prepared foods including Pizza Pizzaz®, Mintz's Blintzes®, and Baked Ravioli and Lasagna, all made with Tofutti's milk-free cheeses such as Better Than Cream Cheese®, Sour Supreme® and Better Than Mozzarella and Better Than Ricotta®.  For more information, visit www.tofutti.com.

Forward-Looking Statements

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.